Exhibit 99.7

March 12, 2024

VIA EDGAR

United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549-3628

Re: Above Food Ingredients Inc.

Registration Statement on Form F-4

Request for Waiver and Representation under Item
8.A.4 of Form 20-F

Ladies and Gentlemen:

In connection with the filing on the date hereof of Amendment No. 2 to the registration statement on Form F-4 (the “Registration Statement”) of Above Food Ingredients Inc., a foreign private issuer newly formed under the laws of Alberta, Canada (the “Company”) in the context of a proposed business combination of two, a special purpose acquisition company, Bite Acquisition Corp. (“SPAC”), with Above Food Corp., a corporation organized under the laws of Saskatchewan, Canada (“Target”), and simultaneous listing in the United States of the Company’s common shares, the Company is submitting this letter via EDGAR to the U.S. Securities and Exchange Commission (the “Commission”) to respectfully request a waiver and provide certain representations under Item 8.A.4 of Form 20-F.

The Company has included in the Registration Statement audited consolidated financial statements prepared in accordance with U.S. GAAP for the years ended January 31, 2023 and 2022. Moreover, the Company has included unaudited interim consolidated financial statements for the nine-month periods ended October 31, 2023 and 2022.

In submitting the Registration Statement, the Company is complying with the 15-month requirement, rather than the 12-month requirement, with respect to the last year of audited financial statements. The Company is submitting this representation letter in response to Comment 10 of the letter dated February 26, 2024 from the Commission’s Division of Corporation Finance, Office of Manufacturing and pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	None of the Company or the Target are required by any jurisdiction outside of the United States to issue audited financial statements as of a date not older than 12 months at the time this document is submitted;

2.	Full compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company;

3.	The Target does not anticipate that its audited financial statements for the year ended January 31, 2024, will be available until April 30, 2024; and

4.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months.

5.	The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

If you have any questions related to this letter, please direct any such requests or questions to Ryan J. Maierson of Latham & Watkins LLP at (713) 546-7420.

Sincerely,

/s/ Lionel Kambeitz
Lionel Kambeitz
Chief Executive Officer
Above Food Ingredients Inc.

CC:	Ryan J. Maierson, Partner
Ryan J. Lynch, Partner
Latham & Watkins LLP

Alan I. Annex, Partner
Jason T. Simon, Partner
Greenberg Traurig, LLP